Exhibit 10.85

July 15, 2002

Dr. Douglas E. Williams, Ph.D.

Dear Doug:

It is our sincere pleasure to welcome you to Amgen. This letter summarizes the terms of your continuing employment. You will continue to be employed as a full time staff member. Your position will be Senior Vice President, Research, Amgen salary grade 37. Your base salary will be $37,500.00 per month.

In addition, a stock option for you to purchase 125,000 shares of Common Stock at a price equal to 100% of the fair market value on the date of close has been approved by the Amgen’s Compensation Committee. All of these shares will vest at the following rate: Forty thousand (40,000) shares shall vest on the date which is two years and one day after the date of grant, forty thousand (40,000) shares shall vest on the date which is three years and one day after the date of grant, and forty five thousand (45,000) shares shall vest on the date which is four years and one day after the date of grant, provided you are still employed on those dates and the options will expire seven years from the date of grant.

In addition, you will receive a grant of restricted stock for 15,000 shares. All of the shares will vest at the following rate: Seven thousand five hundred (7,500) shares will vest and the restrictions thereon will lapse on the date which is two years and one day after the date of grant, and seven thousand five hundred (7,500) shares will vest and the restrictions thereon will lapse on the date which is three years and one day after the date of grant. Should you terminate employment with Amgen prior to the vesting dates, unvested shares will be repurchased by Amgen at the per share ($0.01) purchase price paid by you for such shares. Amgen will hold these stock certificates until they vest.

Immunex will pay a prorated 2002 incentive payment through close. Effective as of the date of close, you will be eligible to participate in Amgen’s Management Incentive Plan (MIP) with a target award of 65% of eligible base pay. Through December 31, 2005, your incentive target will be the higher of the incentive target applicable to your Amgen grade or your current Immunex incentive target. In order to be eligible to receive an incentive payment under MIP, you must be an active employee on December 31 of the plan year.

You will also be eligible to participate in the Amgen Deferred Compensation Plan (the “DCP”). The DCP is a non-qualified executive benefit plan that enables staff at grade levels 30 and above to defer, on a pre-tax basis, a portion of their annual pay, including MIP payments. Information about the DCP and the necessary enrollment forms were provided to you at briefings the week of July 8th. They are also available from the HR Service Center (extension 56100). Should you decide to accept this offer of employment and participate in the DCP for the remainder of 2002 (base and/or bonus), you must complete the enrollment materials and return them in the envelope provided to Clark/Bardes no later than July 31, 2002. Enrollment for the 2003 plan year will be conducted during November 2002. Enrollment materials received after July 31, 2002 will not be accepted.

Amgen and Immunex have designed a total benefits program for the combined company which is very competitive. Best practices from both companies have been incorporated to produce what we believe is an industry leading benefit package. Informational briefings will be available to you, and a benefits summary brochure is concurrently being made available. We anticipate that the combined benefit offering will be effective January 1, 2003.

Douglas E. Williams
July 15, 2002

By signing this letter, you understand and agree that your employment with Immunex and Amgen (collectively, “the Company”) is at-will. Therefore, your employment can terminate, with or without cause, and with or without notice, at any time, at your option or the Company’s option, and the Company can terminate or change all other terms and conditions of your employment, with or without cause, and with or without notice, at any time. This at-will relationship will remain in effect throughout your employment with the Company or any of its subsidiaries or affiliates. This letter constitutes the entire agreement, arrangement and understanding between you and the Company on the nature and terms of your employment with the Company. This letter supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter. By executing this letter as provided below, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding. (However, nothing in this paragraph shall limit or in any other way affect any Mutual Agreement to Arbitrate Claims—or amendments thereto—that you have entered into with the Company.) Also, by your execution of this letter, you affirm that no one has made any written or verbal statement that contradicts the provisions of this letter. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed by both Amgen’s Senior Vice President of Human Resources and you which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement or by any Company policies, practices or patterns of conduct. Please note that this letter does not alter or waive your potential benefits, if any, under the Immunex Corporation Retention Plan, Immunex Corporation Leadership Continuity Plan, Immunex Corporation Employee Severance Plan, and/or the Purchase Agreement among American Homes Products Corporation (now named Wyeth)/AHP Subsidiary Holding Corporation and Immunex Corporation and the Severance Agreement by and between the Company and Douglas E. Williams dated December 16, 2001.

We are excited to have you join Amgen and are enthusiastic about the contribution that you can make. We also believe that Amgen can provide you with attractive opportunities for professional achievement and growth. As a precondition to employment with Amgen, it is necessary for you to (1) sign and date the enclosed copy of this letter, (2) complete, sign and date the attached Amended and Restated Proprietary Information and Inventions Agreement and Data Request and Transfer Form, and (3) return all three fully-executed documents to Attn: HR Service Center, 51 University Street, Seattle WA 98101 no later than the close of business on the second business day following receipt of this assignment letter. Please retain one original offer letter for your records. If you do not return fully executed copies of the foregoing documents by the close of business on the second business day following receipt of this assignment letter, Amgen will consider you to have voluntarily resigned your employment (in which case you would not be eligible to receive severance benefits). If you have any questions regarding this offer, please contact your HR manager, the Amgen HR representative who is on site, or HR On-Call in Thousand Oaks at (800) 9-AMGEN-9, extension 71111.

Sincerely,

Roger M. Perlmutter
Executive Vice President, Research & Development

RMP:ma
Enclosures

/s/ DOUGLAS E. WILLIAMS Signature of Acceptance	7/15/02 Date

Douglas E. Williams
July 15, 2002

ATTACHMENT 1

As a precondition to employment with Amgen you are required to:

A)	Sign, date and return the enclosed copy of this letter.

B)	Complete, date and sign the Amended and Restated Proprietary Information and Inventions Agreement and return it with your signed assignment letter.

C)	Complete, sign and date all sections of the enclosed Data Request and Transfer Form and return it with your signed assignment letter.

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